Exhibit 99.14

PACIFIC GLOBAL FUND, INC.

RULE 18F-3 MULTIPLE CLASS PLAN (THE “PLAN”)

DECEMBER 16, 1997

AS AMENDED AND RESTATED

November 16, 2018

Pacific Global Fund, Inc. (the “Corporation”), a series-type, registered open-end management investment company that consists of the separately managed series listed on SCHEDULE A hereto, as such SCHEDULE A may be amended from time to time (each a “Portfolio” and, collectively, the “Portfolios”), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares in each Portfolio and in each hereafter created series.

A.                                    ATTRIBUTES OF SHARE CLASSES

1.                                      The rights of each class of the Portfolios shall be as set forth in the respective Certificate of Class Designation for each class (each a “Certificate”), as each such Certificate is approved by the Corporation’s Board of Directors and attached hereto as SCHEDULES B-1, B-2 and   B-3.

2.                                      With respect to each class of shares created hereunder, each share of a Portfolio will represent an equal PRO RATA interest in the Portfolio and will have identical rights and obligations, except that: (i) each class will have a different class name (or other designation) that identifies the class as separate from any other class; (ii) each class will separately bear any fees (“Rule 12b-1 Fees”) imposed in connection with a plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Rule 12b-1 Plan”), which may include a service fee, as described in the Corporation’s prospectus or statement of additional information as from time to time in effect (the “Prospectus”) and will separately bear any other service fees (“Service Fees”) that are made under any servicing agreement entered into with respect to that class, which are not contemplated by or within the scope of the Rule 12b-1 Plan; (iii) each class may bear, consistent with rulings and other published statements of position by the Internal Revenue Service, the expenses of the Portfolio’s operations which are directly attributable to such class (“Class Expenses”); and (iv) shareholders of the class will have exclusive voting rights regarding the Rule 12b-1 Plan and the servicing agreements relating to such class, and will have separate voting rights on any matter submitted to shareholders in which the interests of that class differ from the interests of any other class.

B.                                    EXPENSE ALLOCATIONS

1.                                                                                      Expenses of each class shall be allocated as follows: (i) any Rule 12b-1 Fees relating to each class of shares associated with any Rule 12b-l Plan or any Service Fees relating to each class of shares are (or will be) borne exclusively by that class; (ii) any incremental transfer agency fees relating to a particular class are (or will be) borne exclusively by that class;

and (iii) Class Expenses relating to a particular class are (or will be) borne exclusively by that class.

2.                                      Non-class specific expenses shall be allocated in accordance with Rule 18f-3(c) promulgated under the 1940 Act.

C. AMENDMENT OF PLAN; PERIODIC REVIEW

1.                                      This Plan shall be amended to describe properly (through additional schedules hereto) each new class of shares, upon the approval of each new class by the Corporation’s Board of Directors.

2.                                      The Board of Directors of the Corporation, including a majority of the Directors who are not “interested persons” of the Corporation (as defined in the 1940 Act), must approve any material amendment of the Plan as it relates to any class of any Portfolio covered by the Plan.

SCHEDULE A

PACIFIC GLOBAL FUND, INC. NAMES OF PORTFOLIOS

Income and Equity Fund
Balanced Fund

Small Cap Value Fund

Mid Cap Value Fund

Large Cap Value Fund

Date:   November 9, 2018

SCHEDULE B-1

PACIFIC GLOBAL FUND, INC.
CERTIFICATE OF CLASS DESIGNATION

Class A Shares

1.                                      CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

Class A Shares are sold at net asset value plus a sales charge which varies depending on the size of the purchase. The sales charges and dealer concessions are as follows:

	As Percentage of	As Percentage of	Amount Reallowed
Amount of Purchase	Offering Price	Net Investment	to Dealers*

Income Fund

Less than $ 50,000	4.75%	4.98%	4.00%
$ 50,000- $ 99,999	4.50%	4.71%	3.75%
$100,000- $249,999	3.50%	3.63%	2.75%
$250,000- $499,999	2.50%	2.56%	2.00%
$500,000 - $999,999	2.00%	2.04%	1.60%
$1 million and over**	0.00%	0.00%	**

Balanced Fund, Large Cap Value Fund, Mid Cap Value Fund, and Small Cap Value Fund

Less than$ 25,000	5.75%	6.10%	4.75%
$ 25,000- $ 49,999	5.50%	5.82%	4.75%
$ 50,000- $ 99,999	4.75%	4.99%	4.00%
$100,000- $249,999	3.75%	3.90%	3.00%
$250,000- $499,999	2.50%	2.56%	2.00%
$500,000 - $999,999	2.00%	2.04%	1.60%
$1 million and over**	0.00%	0.00%	**

*            The amount reallowed to dealers is shown as a percentage of the offering price. Under certain circumstances, commissions up to the full amount of the sales charge may be reallowed to authorized dealers described in the Prospectus.  Dealers that receive 90% or more of the sales load may be deemed to be underwriters under the Securities Act of 1933, as amended.  Additionally the Corporation’s principal underwriter and distributor (“Distributor”) may use payments under the Rule 12b-1 Plan for its own resources to provide additional compensation in the form of promotional merchandise, marketing support, travel or other incentive programs.

** On purchases by a “Single Purchaser,” as described in the Prospectus, aggregating $1 million or more, the Distributor will pay authorized dealers described in the Prospectus an amount equal to 1% of the first $4 million of such purchases, plus 0.50% on amounts over $4 million to $8 million, and 0.25% on amounts over $8 million.  The Distributor also may, from time to time, enter into arrangements with specific authorized dealers whereby the Distributor may make additional payments to that dealer, based in part, on that dealer meeting certain sales criteria.

Class A Shares are also subject to service fees in connection with a Rule 12b-1 Plan, payable at an annual rate of 0.25% of the average daily net assets of the Portfolios attributable to such shares.

Subject to limitations described in the Prospectus, a Contingent Deferred Sales Charge (“CDSC”) may apply to redemptions of Class A Shares. Generally, a CDSC will be deducted from redemption proceeds of Class A Shares purchased in amounts aggregating $1,000,000 or more and redeemed within 12 months of the end of the calendar month of their purchase, at the rate of 1% of the lesser of the aggregate net asset value of the redeemed shares (not including shares purchased by reinvestment of dividends or distributions) or the original cost of such shares.

As described in the Prospectus, a $12.00 annual fee may be imposed on accounts with balances of less than $250, and which have had no investment activity, excluding reinvestment of dividends and/or capital gains, during the prior calendar year or the first nine months of the current year.

2.                                      EXCHANGE PRIVILEGES.

Subject to conditions and limitations described in the Prospectus and SAI, Class A Shares of each Portfolio may be exchanged for Class A Shares of each other Portfolio of the Corporation, and, if eligible, for Class I Shares of the same Portfolio or a different Portfolio.  Exchanges between Portfolios are generally subject to the Portfolio’s redemption fee. The first five exchanges each year are free; for additional exchanges, a $10.00 service fee is charged by Pacific Global Investor Services, Inc., the Corporation’s transfer agent.

3.                                      VOTING RIGHTS.

Each Class A shareholder will have one vote for each full Class A Share held. Class A shareholders will be entitled to exclusive voting rights relating to Class A Rule 12b-1 Fees (including the Rule 12b-1 Plan) and to separate voting rights on any matter submitted to shareholders in which the interests of Class A differ from the interests on any other class.

4.                                      CONVERSION RIGHTS.

Class A Shares do not have an automatic conversion feature.

SCHEDULE B-2

PACIFIC GLOBAL FUND, INC.

CERTIFICATE OF CLASS DESIGNATION

Class C Shares

1.                                      CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

Class C Shares are sold at net asset value without a front-end sales charge. Class C Shares are subject to service fees and distribution fees in the total amount of 1.00% in connection with a Rule 12b-1 Plan. The service fees are payable at an annual rate of 0.25% of the average daily net assets of the Portfolios attributable to such shares, and the distribution fees are payable at an annual rate of 0.75% of the average daily net assets of the Portfolios attributable to such shares. The service fees provide for the payment of shareholder service fees, and the distribution fees will be paid to reimburse the Corporation’s Distributor for a portion of its costs incurred in distributing the Class C Shares. The minimum initial investment in Class C Shares is $10,000.00, and the minimum for subsequent investments in Class C Shares is $500.00. The minimum for subsequent investments in Class C Shares purchased on a monthly basis through the Corporation’s Automatic Investment Plan is $100.00.

Subject to limitations described in the Prospectus, a Contingent Deferred Sales Charge (“CDSC”) may apply to redemptions of Class C Shares. The CDSC will equal 1% of the lesser of the aggregate net asset value of the redeemed shares (not including shares purchased by reinvestment of dividends or distributions) or the original cost of such shares. The CDSC will apply to shares redeemed with 12 months of the end of the month in which they were purchased, determined on a last-in, first-out basis.

2.                                      EXCHANGE PRIVILEGES.

Subject to conditions and limitations described in the Prospectus and SAI, Class C Shares of each Portfolio may be exchanged for Class C Shares of each other Portfolio of the Corporation.  Class C Shares may also be exchanged for Class A Shares and, if eligible, for Class I Shares of the same Portfolio or a different Portfolio; but such exchanged shares may be subject to a sales charge for the new shares. Exchanges between Portfolios are generally subject to the Portfolio’s redemption fee.  The first five exchanges each year are free; for additional exchanges, a $10.00 service fee is charged by Pacific Global Investor Services, Inc., the Corporation’s transfer agent.

3.                                      VOTING RIGHTS.

Each Class C shareholder will have one vote for each full Class C Share held. Class C shareholders will be entitled to exclusive voting rights on issues relating to Class C Rule 12b-1.

Fees (including the Rule 12b-1 Plan) and to separate voting rights on any matter submitted to shareholders in which the interests of Class C differ from the interests of any other class.

4.                                      CONVERSION RIGHTS

Subject to the conditions and limitations described in the Prospectus and SAI, effective on or about XXXX, 2019, Class C shares held for ten years after purchase are eligible for automatic conversion into Class A shares of the same Portfolio (the “Conversion Feature”). The automatic conversion pursuant to the Conversion Feature will generally occur on the 18th day of each month or, if the 18th day is not a business day, on the next business day (each, a “Conversion Date”).

Automatic conversions pursuant to the Conversion Feature will be on the basis of the net asset value per share, without the imposition of any sales charge (including a CDSC), fee or other charge. Class C Shares of a Portfolio acquired through a reinvestment of dividends and distributions will convert to Class A shares of the Fund on a Conversion Date based on the purchase date of the reinvestment transaction.

Also, as described in the Prospectus, a financial intermediary may sponsor and/or control programs or platforms that impose a different conversion schedule or eligibility requirements for conversions of Class C shares.

SCHEDULE B-3

PACIFIC GLOBAL FUND, INC.
CERTIFICATE OF CLASS DESIGNATION

Class I Shares

1.                                      CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS; OTHER EXPENSES.

Class I Shares are sold to eligible investors as described in the Prospectus and SAI at net asset value without a front-end sales charge and without a Contingent Deferred Sales Charge, and will not be subject to a Rule 12b-1 fee.  The minimum initial investment in Class I Shares is $1,000.00, and the minimum for subsequent investments in Class I Shares is $500.00.

2.                                      EXCHANGE PRIVILEGES.

Subject to conditions and limitations described in the Prospectus and SAI, Class I Shares of each Portfolio may be exchanged for Class I Shares of each other Portfolio of the Corporation.  Class I Shares may also be exchanged for Class A Shares of the same Portfolio.  The first five exchanges each year are free; for additional exchanges, a $10.00 service fee is charged by Pacific Global Investor Services, Inc., the Corporation’s transfer agent.

3. ·                               VOTING RIGHTS.

Each Class I shareholder will have one vote for each full Class. I Share held. Class I shareholders will be entitled to separate voting rights on any matter submitted to shareholders in which the interests of Class I differ from the interests of any other class.

4.                                      CONVERSION RIGHTS.

Class I Shares do not have an automatic conversion feature.